Exhibit 99.1

Breitling Energy Announces Strategic Relationship With Patriot Energy

Dallas, Texas – April 30, 2015 – Breitling Energy Corporation (OTCBB:BECC) (“Breitling Energy”) announces a new strategic relationship with Patriot Energy, Inc. (“Patriot”) of Dallas, Texas to expand Breitling Energy’s Asset Management division. As part of its unique business model, Breitling Energy’s Oil and Gas Management sub-division has existing industry partners that syndicate or de-risk royalty or working interests to a network of third-party industry partners or institutional investors. This sub-division generates on-going revenue and increases reserve value through management fees, carried interests in the properties acquired and/or prospect fees.

Under an Administrative Services Agreement (the “Agreement”), Breitling Energy will provide administrative services and access to certain of Breitling Energy’s oil and gas prospects for acquisitions of working interests and/or royalty interests. In exchange for the services, Patriot will pay Breitling Energy $300,000 per month for Administrative Services, $250,000 per prospect fee, and up to a 25% carried interest in each prospect acquired by Patriot. The Agreement and further details will be filed in a Form 8-K.

“We are very pleased to announce this new strategic relationship with Patriot Energy for a number of reasons,” said Chris Faulkner, Breitling Energy’s CEO, Chairman and President. “This is a team of experienced oil and gas professionals who are extremely good in their fields of expertise and they are going to add substantial value to our operations at Breitling Energy, allowing us to expand our growing business,” Faulkner added.

Unlike the traditional exploration and production operating model, Breitling Energy diversifies its risk through a process of selling working interests in its wells. This model recovers Breitling Energy’s investment capital, and increases cash flow and reserves through management fees, prospect fees and a carried interest. In a climate of price uncertainty, this zero-debt, reduced-risk strategy has enabled Breitling Energy to look forward into 2015 without adjusting or reducing its planned development strategy.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas, engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation

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ABOUT PATRIOT ENERGY, INC.

Patriot Energy, Inc. is a private, independent oil and gas company specializing in working interests and royalty interests for private accredited investors.  Based in Dallas, Texas, Patriot Energy is engaged in the development of high-probability, lower risk onshore oil and gas properties. The Company’s growth strategy primarily relies on leveraging management’s technical and operations expertise to offer non-operating working interests and royalty interests to accredited investors and institutions. Patriot Energy is currently focusing in the Permian Basin of Texas. Additional information is available at http://www.patriotenergy.com/.